PACIFIC GAS AND ELECTRIC COMPANY
U.S. TRUSTEE BALANCE SHEET
AS OF FEBRUARY 28, 2002
(in millions, except share amounts)

February, 2002
ASSETS
Current Assets
Cash and cash equivalents	$ 4,877
Accounts receivable:
Customers (net of allowance for doubtful accounts of $45 million)	1,746
Related parties	32
Regulatory balancing accounts	63
Inventories:
Gas stored underground and fuel oil	114
Materials and supplies	117
Prepaid expenses and other	86
Total current assets	7,035

Property, Plant, and Equipment
Electric	18,346
Gas	7,829
Construction work in progress	349
Total property, plant, and equipment (at original cost)	26,524
Accumulated depreciation and decommissioning	(13,072)
Net property, plant, and equipment	13,452

Other Noncurrent Assets
Regulatory assets	2,312
Nuclear decommissioning trust funds	1,336
Other	1,825
Total noncurrent assets	5,473
TOTAL ASSETS	$ 25,960

LIABILITIES AND EQUITY
Liabilities
Accounts payable
Trade creditors	$ 203
Related parties	118
Regulatory Balancing Accounts	358
Other	280
Accrued taxes	549
Rate reduction bonds	1,688
Deferred income taxes	1,024
Deferred tax credits	152
Pre-petition secured debt	3,411
Pre-petition liabilities	5,601
Pre-petition financing debt	6,024
Other liabilities	3,340
Total liabilities	22,748

Preferred Stock With Mandatory Redemption Provisions	137

Stockholders' Equity
Preferred stock without mandatory redemption provisions
Nonredeemable--5% to 6%, outstanding 5,784,825 shares	145
Redeemable--4.36% to 7.04%, outstanding 5,973,456 shares	149
Common stock, $5 par value, authorized 800,000,000 shares;
issued 321,314,760 shares	1,606
Additional paid in capital	1,964
Accumulated deficit	(787)
Accumulated other comprehensive loss	(2)
Total stockholders' equity	3,075

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 25,960

PACIFIC GAS AND ELECTRIC COMPANY
U.S. TRUSTEE BALANCE SHEET
AS OF FEBRUARY 28, 2002

Notes

1

These unaudited financial statements were prepared using certain assumptions and estimates.  These assumptions and estimates are subject to revision and actual results could differ materially from the information provided in this statement.Further, the amounts shown in this statement, when reported on a quarterly basis, may differ materially due to adjustments in accruals, changes in facts and circumstances, changes in estimates, further analysis, and other factors.

2

These unaudited financial statements are prepared for the U.S. Trustee and differ from the requirements of generally accepted accounting principles in that they exclude certain financial statements (statements of cash flows, stockholders equity, and other comprehensive income), relevant footnotes and certain reclassifications.

3

Cash and cash equivalents have been reduced for uncleared checks.  On the balance sheet included with the Utility's Annual Report, Form 10-K and 10-Q, uncleared checks are treated as an accounts payable liability.

PACIFIC GAS AND ELECTRIC COMPANY
U.S. TRUSTEE INCOME STATEMENT
FOR THE MONTH ENDED FEBRUARY 28, 2002
AND THE ELEVEN MONTHS ENDED FEBRUARY 28, 2002
(in millions)

		Case to date
	Month	eleven months
	ended	ended
	February 28, 2002	February 28, 2002

OPERATING REVENUES	$ 726	$ 9,564

OPERATING EXPENSES:
Cost of Electric Energy	160	769
Cost of Gas	83	1,179
Operating and Maintenance	227	2,368
Depreciation, Decommissioning, and Amortization	77	829
Total Operating Expenses	547	5,145

OPERATING INCOME (LOSS)	179	4,419

Interest Income (Expense)	(69)	(799)
Professional Fees	(1)	(13)
Other Income and (Expense)	(1)	(10)

PRE-TAX INCOME (LOSS)	108	3,597

Income Taxes	45	1,367

EARNINGS (LOSS)	63	2,230

Preferred Dividend Requirement	2	23

EARNINGS (LOSS) AVAILABLE FOR (ALLOCATED TO) COMMON STOCK	$ 61	$ 2,207

PACIFIC GAS AND ELECTRIC COMPANY
U.S. TRUSTEE INCOME STATEMENT
FOR THE MONTH ENDED FEBRUARY 28, 2002
AND THE ELEVEN MONTHS ENDED FEBRUARY 28, 2002

Notes

1

These unaudited financial statements are prepared for the U.S. Trustee and differ from the requirements of generally accepted accounting principles in that they exclude certain financial statements (statements of cash flows, stockholders equity, and other comprehensive income), relevant footnotes and certain reclassifications.

2

These unaudited financial statements were prepared using certain assumptions and estimates.  These assumptions and estimates are subject to revision and actual results could differ materially from the information provided in this statement.  Further, the amounts shown in this statement, when reported on a quarterly basis, may differ materially due to adjustments in accruals, changes in facts and circumstances, changes in estimates, further analysis, and other factors.

3

These unaudited financial statements were prepared using certain assumptions and estimates, including the estimated amount payable to the California Department of Water Resources (DWR) for its February 2002 revenue requirement.  The estimated amount recorded was the product of the estimated amount of power purchased by the DWR on behalf of retail customers during February 2002 and the rate of results could differ materially from the information provided in this statement.

The Utility acts as an agent for the DWR with respect to the collection of the portion of the Utility's retail rates that must be paid to the DWR for DWR's revenue requirement.  Therefore, the Utility does not include these amounts (pass-through revenues) in its U.S. Trustee Income Statement.  To the extent that estimated DWR pass-through revenues are adjusted, the Utility's recorded revenues will be adjusted.

The results for the month of February 2002 are not indicative of future earnings.  Future earnings could differ materially as a result of the implementation of the CPUC's decision adopting DWR's revenue requirement described below.  In addition, implementation of the decision described below may result in adjustments to current and previously recorded amounts payable to the DWR.

On February 21, 2002, the CPUC issued a decision establishing a total statewide revenue requirement for the DWR for the two-year period ending December 31, 2002, of $9 billion.  In this decision, the CPUC determined that the $9 billion revenue requirement would be allocated among the three California investor-owned utilities based on an adopted allocation methodology.  Specifically, the decision orders that the Utility's share of the total $9 billion revenue requirement is $4.50 billion (for the period from January 2001 through December 2002).  On March 21, 2002, the CPUC issued a rehearing decision which reduces the DWR allocation to PG&E's customers from $4.50 billion to $4.37 billion.  The total revenue requirement as well as the allocation to the Utility is subject to true-up adjustments (true-up) based on the actual amount of power purchased by the DWR for the Utility during the 2001-2002 period.  The Utility can not predict the extent of these future true-ups.

In addition, the decision also requires the Utility to remit to the DWR, over a six month period, the shortfall between the amounts prescribed in the decision and the amounts previously remitted to the DWR from January 17, 2001, through March 15, 2002.

The Utility has accrued approximately $900 million as payable to the ISO for energy that the Utility believes is included in the DWR revenue requirement.

4	Case to date results reflect the entire eleven month period ended February 28, 2002. The bankruptcy petition date is April 6, 2001.